EXHIBIT 99.1
                    FOX FAMILY WORLDWIDE, INC. ESTABLISHED
                     NEW NAME FOR FOX KIDS WORLDWIDE, INC.
              REFLECTS ORGANIZATION'S INTERNATIONAL COMMITMENT TO
                             FAMILY ENTERTAINMENT

     Los Angeles, CA (May 6, 1998) - To accurately represent its expanded focus of providing quality entertainment to adults as well as to children and teenagers, Fox Family Worldwide, Inc. (FFW) will become the new corporate identity for the organization previously known as Fox Kids Worldwide, Inc., effective immediately.
     That announcement was made today by Haim Saban, Chairman and Chief Executive Officer, Fox Family Worldwide, Inc. (fka FKW) and Chase Carey, Chairman and Chief Executive Officer, Fox Television and Co-Chief Operating Officer, News Corporation, representing both entities in the joint venture.
     Fox Family Worldwide, Inc. is a fully integrated global family entertainment company which develops, acquires, produces, broadcasts and distributes quality live-action and animated television series, specials and motion pictures. Its principal businesses include the Fox Family Channel, one of America's first and most widely distributed basic cable networks, reaching more than 72 million households; Fox Kids Network, the top-rated children's (ages 2-11) broadcast television programming service in the United States, airing to 97 percent of TV households on affiliates of the Fox Broadcasting Co.; Saban Entertainment, whose library of over 5000 half-hours of programming and hundreds of hours of movies is among the largest in the world; and Fox Kids International, with dedicated cable and satellite channels reaching 30 countries including the United Kingdom and the Republic of Ireland, Brazil, France, Holland, Mexico, Australia, Colombia, Argentina, Peru, Poland and Scandinavia.
     The first subsidiary to incorporate the new company brand will premiere in the U.S. on August 15, when the basic cable television network currently airing as The Family Channel will be revitalized as Fox Family Channel, providing family programming on a full-time, seven-days-a-week basis.
     "By embracing the 'Family' designation in our corporate name and broadening the demographics, we are more accurately acknowledging our target audience and business objectives," explained Saban. "We are creating media for kids, their teenage siblings as well as their parents and grandparents-- consumers of all ages. Fox Family Worldwide communicates that fact precisely."
     "The children enjoying Fox Kids programming today throughout the world are likely to become the Fox-brand loyal teenagers and adults of tomorrow," said Carey. "Our new corporate identification simply reflects our intent to become the world's leader of family entertainment in all media, including broadcast, cable and satellite television."

Contact:  Barry Stagg/Nicole Nichols
          Fox Family Worldwide
          (310) 235-5440/(310) 235-9650

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